Exhibit 2.2

MARKLAND TECHNOLOGIES, INC.

STOCK AWARD AGREEMENT

Markland Technologies, Inc. (the "Company") is pleased to inform you that you are entitled to receive a Stock Award, equal to ___shares of common stock of the Company ("Company Stock"), in recognition of your service to the Company.  In order to receive this Stock Award, you must read and agree to the terms listed below, and sign this Stock Award Agreement and return it to __________ by no later than _________, 2005.

    1.  Stock to be issued.  Company Stock is currently trading on Over the Counter Bulletin Board.  The stock you will receive is being granted pursuant to this Agreement and such grant is being made pursuant to a registration statement on From S-8 filed with the SEC.  A copy of the prospectus which forms a part of the registration statement is being delivered to you concurrently with this Agreement.  Your stock will not be subject to restrictions or vesting, which means that if you would like to sell the stock you may do so immediately after the grant to you.

    2.  Value of Stock Award.  The value of your Stock Award will be equal to the fair market value of a share of Company Stock, times the number of shares issued to you, as of the date of grant.  As of today's date, the fair market value of a share of Company Stock is $________.  The value of your Stock Award will be based upon the value of Company Stock as of the date of grant, which is expected to be __________, 2005.

    3.  The grant of a Stock Award is a taxable event.  The value of the Stock Award will be compensation income to you subject to income and employment taxes.  You will be liable for tax at ordinary income rates on the value of the Stock Award (as of the date of grant), regardless of whether you choose to hold the stock or sell it, and if you choose to sell it, regardless of the amount you receive upon sale of the stock.

    4.  Withholding taxes.  The Company must report to the Internal Revenue Service the value of the Stock Award granted to you, and must pay (on your behalf) withholding taxes on this amount.  By agreeing to the terms of this Stock Award Agreement, you agree that you will pay to the Company the amount of such withholding taxes, either by check within five business date or by agreeing to have the stock sold through the Custodial Sale Process and the withholding amount paid to the Company from the proceeds of the sale, as described below.  If you fail to pay the withholding amount to the Company, the Company shall have the right to deduct this amount, plus interest if applicable, from any future payments owed to you.

    5.  Holding the Company Stock.  If you choose to hold the Company Stock, you must pay the withholding amount to the Company, by check, within five business days of the grant of grant of the Award.  For federal income tax purposes you will have a basis in the Company Stock issued pursuant to the Stock Award equal to the fair market value of the Stock Award as of the date of grant.  Upon a future sale of the stock any gain or loss will be capital gain or loss, which will be long term gain or loss if you have held the stock for more than a year prior to sale.

    6.  Selling the Company Stock.  Because the Company Stock is publicly traded and the stock awarded to you is not subject to restrictions, you may sell the stock, either through the Custodial Sale Process described below or through a broker of your own choice.  If you choose to sell the stock through a broker of your own choice, you must pay the withholding amount to the Company by check within five business days of the date of grant of the Award, just as if you had chosen to keep the stock.  If you choose to sell the Stock through the Custodial Sale Process described below, you will not be required to make a direct payment to the Company for withholding taxes.  Instead, the withholding amount will be deducted from the sales proceeds that will be paid to you upon the sale of the stock.

    7.  Custodial Sale Process.  In order to facilitate sale of Company Stock issued to employees as Stock Awards, the Company has established a Custodial Sale Process pursuant to which an independent stock broker [insert name of broker] will sell your Company Stock on your behalf.  If you would like to participate in the Custodial Sale Process, you must sign a Custodial Sale Agreement, which is attached to this Stock Award Agreement, and return the signed Custodial Sale Agreement to _____ at the same time that you return the signed Stock Award Agreement (by no later than ______, 2005) .  An employee of the Company, Diane Moulton has agreed to act as the administrator of the Custodial Sale Process (the “Adminsitrator”).  The Administrator will not be compensated for serving as such.  The Board of Directors of Markland Technologies, Inc. may remove and replace the Administrator, in the exercise of its reasonable discretion.  If Diane Moulton shall resign, be removed or become unable or unwilling to serve as Administrator, the Board of Directors of Markland Technologies, Inc, or any appropriate committee thereof, may replace the Administrator.  The Administrator shall not be personally liable to you or to any of your successors or assigns for any action taken or failed to be taken in connection with the Custodial Sale Process, except for willful misconduct or gross negligence.  By signing a Custodial Sale Agreement, you are authorizing the Company to issue your Stock Award directly to the Adminsitrator, who will forward the stock to the broker [name], who will sell the stock on your behalf.  It is expected that stock provided to the broker for sale will be sold in the open market in the period between _________, 2005 and __________, 2005 (the “Sale Period”), but no guarantees can be given as to when your stock will actually be sold, and you will have no choice as to the actual time or date of sale.  Your Company Stock will be sold at market value as of the time of sale, which may be higher or lower than the fair market value of the Stock Award as of the Grant Date.  You understand that there will be other participants in the Custodial Sales Process and that they may have their stock sold at different times and at different prices than the times and prices at which your stock is sold.  As a result, other participants may receive more or less per share for their Company Stock.  Upon sale of your Company Stock, you will receive a cash payment equal to the sales price of the stock minus brokerage fees and the withholding amount.  Once you have returned a signed Custodial Sale Agreement to the Company, you have authorized the broker to sell your stock pursuant to the terms described above, and you may not withdraw your authorization.

    8.  Risks of stock ownership.  INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.  The Company Stock is subject to market fluctuation, and may decrease in value.  You will not have any control over the timing or prices at which the stock is sold if you participate in the Custodial Sale Process.  You are not required to pay any amount to purchase the Stock Award, but you will be liable for tax based upon the value of the Stock Award as of the date of grant, and will not be entitled to a refund of such tax even if the stock decreases in value.  IN ADDITION TO THESE RISKS, YOU ARE ADVISED TO CONSIDER CAREFULLY THE RISKS AND UNCERTAINTIES DESCRIBED UNDER THE HEADING “RISK FACTORS’ IN THE PROSPECTUS SUPPLIED TO YOU CONCURRENTLY WITH THIS AGREEMENT AS WELL AS ALL OTHER INFORMATION INCLUDED IN, OR INCORPORATED BY REFERENCE INTO, THE PROSPECTUS.

    9.  Tax considerations.  The description of tax consequences contained in this Stock Award Agreement is intended only as a brief overview of certain of the current federal income tax applicable to Stock Awards, and does not address state or local income taxes.  The Company highly recommends that you consult with a tax advisor with regard to your personal tax situation prior to agreeing to accept this Stock Award.

10.  Action to be taken.  In summary of the above, please do the following as soon as possible:

First:  Read carefully the Prospectus and the terms of this Stock Award Agreement, and determine whether you would like to accept the Stock Award.  If you choose to accept the Stock Award, you must sign and return this Agreement by no later than _______________, 2005.

Next:  Decide whether you will hold the Company Stock, sell it through a broker of your own choice, or sell it through the Custodial Sale Process.  If you decide to hold the Company Stock or sell it through a broker of your own choice, you must pay to the Company an amount equal to your withholding taxes on the Stock Award, within five business days of the grant date.  If you choose to sell your Company Stock through the Custodial Sales Process, you must return a signed Custodial Sale Agreement to the Company at the same time that you return the signed Stock Award agreement.

If you have any questions, please contact ____________________ at ________________.

MARKLAND TECHNOLOGIES, INC.

_________________________________

By:  [Insert name]

I hereby accept the terms of this Stock Award Agreement and the Stock Award to be granted to me.

_________________________________

By:  [Insert name]

OR

I do not want the Stock Award described in this Agreement.  I understand that by rejecting the Stock Award, I will not be entitled to any form of compensation in lieu thereof.

_________________________________

By:  [Insert name]